Exhibit 10.3

Summary of Compensation Arrangements With Named Executive Officers

On October 28, 2010, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) approved the following base salaries for David Mee, Craig Harper and Paul Bergant.  Also, on October 28, 2010, the Compensation Committee of the Company recommended and independent members of the Board of Directors approved the following base salaries for Wayne Garrison and Kirk Thompson.  All base salaries were effective as of October 28, 2010, except as noted.

			All Other	Base Salary
	Base	Bonus	Compensation	Effective
Named Executive Officer	Salary	($)	($)	1/1/2011

Kirk Thompson
Chairman of the Board	$695,000	(1)	(2)	$595,000

John N. Roberts, III
President and CEO	$344,500	(1)	(2)	$550,000

David Mee
EVP, Finance/ Administration and CFO	$350,000	(1)	(2)

Craig Harper
EVP, Operations and COO	$370,000	(1)	(2)

Paul Bergant
EVP, Marketing, CMO, President of JBI	$375,000	(1)	(2)

Effective January 1, 2011, the following position changes were made:

•	Wayne Garrison retired as Chairman of the Board and remains a Director.
•	Kirk Thompson retired as President and CEO and became Chairman of the Board.
•	John N. Roberts III became President and CEO.

(1)    The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2011.  According to the 2011 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 220% of his annual base salary.  Based on the Company’s current expectations for 2011 EPS, each named executive officer can be projected to earn a bonus equal to between zero and 50% of his base salary.

(2)    The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.  The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2011.